Meeder Funds
Compliance Support Services Agreement

This Compliance Support Services Agreement (“Agreement”) is made on this 21st day of September, 2017, by and between Meeder Funds (“Trust”), a business trust duly organized and existing under the laws of the Commonwealth of Massachusetts, and Mutual Funds Service Co. (“Administrator”), a corporation organized and existing under the laws of the State of Ohio.

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (“1940 Act”) as an open-end investment company authorized to issue shares of beneficial interest (“Shares”) in separate series (“Funds”), each of which may be further divided into separate classes of shares (“Classes”); and

WHEREAS, the Trust desires the Administrator to perform certain services for the Funds; and

WHEREAS, the Administrator accepts such appointment and agrees to perform such services on the terms and conditions set forth in this Agreement; and

NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties hereto, intending to be legally bound, mutually covenant and agree as follows:

1. Scope of Services. The Trust hereby retains Administrator to provide compliance support services to the Trust including, but not limited to, the provision of all necessary office space, equipment, technology, personnel, and other resources to assist the Chief Compliance Officer of the Trust in fulfilling his or her responsibilities to the Trust and the Funds (collectively, “Compliance Support Services”).

2. Fees and Expenses. In exchange for the services performed under this Agreement, the Trust shall pay the following fees and expenses.

(a)	Fees. The Trust shall pay the Administrator an annual fee of $38,000 for Compliance Support Services, which shall be billed monthly.

(b)
Expenses of Administrator. The Administrator shall not be entitled to any reimbursement of out of pocket expenses beyond the compensation it receives in connection with the Compliance Support Services provided under this Agreement.

3. Term and Termination. This Agreement shall become effective upon its execution and remain in full force and effect continually thereafter. This Agreement may be terminated for any reason by any party upon at least 90 days written notice to the other party and will terminate automatically upon its attempted assignment without the written consent of the Trust.

4. Assignment. This Agreement and the rights and obligations hereunder may not be assigned or transferred in whole or in part by either party without the written consent of the other party.

5. New Funds and Classes of Shares. This Agreement covers all Funds and Classes of Shares offered by the Trust and the Trust shall have the right, upon reasonable notice to the Administrator, to add, consolidate or remove Funds and Classes of Shares from those subject to this agreement.

6. Amendment. This Agreement may be amended or modified by written agreement executed by both parties.

7. Governing Law. The laws of the State of Ohio shall govern this Agreement without giving effect to the principles of conflicts of laws.

8. Severability. If any provision of this agreement shall be held invalid, illegal or unenforceable in any jurisdiction, the validity, legality, and enforceability of the remaining provisions of this agreement shall not be affected thereby.

9. Waiver. Neither a party’s failure to insist at any time on strict compliance with this Agreement, nor the continued course of such conduct on its part, will constitute or be considered a waiver by the party of any of its rights or privileges.

10. Entire Agreement. This Agreement constitutes the entire and complete agreement between the parties hereto with respect to the obligations arising hereunder and terminates any prior agreements, representations, warranties or communications, whether oral or written between the parties relating to the subject matter hereof.

11. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

12. Effective Date. This Agreement shall become effective as of the date when it is accepted and dated below by Distributor.

Meeder Funds	Mutual Funds Services Co.
Robert S. Meeder, Jr.	Adam Ness
BY: (PRINTED)	BY: (PRINTED

President	Chief Financial Officer
TITLE	TITLE

/S/ Robert S. Meeder, Jr	/s/ Adam Ness
SIGNATURE	SIGNATURE

September 21, 2017	September 21, 2017
DATE	DATE